Exhibit 99.2

RISK FACTORS

An investment in the New Secured Notes and a decision as to whether or not to participate in the Exchange Offers involves a high degree of risk. Prior to making such decisions, and in consultation with your own financial and legal advisors, you should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this Prospectus, including the information under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 26, 2022 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended August 27, 2022, and the information contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K for the fiscal year ended February 26, 2022 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 28, 2022 and August 27, 2022, and other filings we may make from time to time with the SEC, together with all of the other information included or incorporated by reference in this Prospectus, including the financial statements and related notes. Additionally, a prolonged duration of COVID-19 and its resulting impacts could heighten many of the risks described in such reports. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, we might be unable to repay the principal of and interest on the New Secured Notes, and you could lose all or part of your investment.

Risks Related to Our Indebtedness

Our business would be adversely affected if we are unable to service our debt obligations.

We have incurred substantial indebtedness under the Old Notes and the Amended Credit Agreement, which, assuming consummation of, and depending on the level of participation in, the Exchange Offers, may decrease but will remain substantial. Our ability to pay interest and principal when due, comply with debt covenants, repurchase the Old Notes if a change of control occurs, assuming the Proposed Amendments are not adopted, and repurchase the New Secured Notes if a change of control or fundamental change occurs, as applicable, will depend upon, among other things, sales and cash flow levels and other factors that affect our future financial and operating performance, including prevailing economic conditions and financial and business factors, many of which are beyond our control. Given the current economic environment, and ongoing challenges to our business, we may be unable to service our debt obligations, maintain compliance with the minimum fixed charge coverage ratio covenant under the Amended Credit Agreement or comply with the other terms of the Amended Credit Agreement, which would among other things, result in an event of default under the Amended Credit Agreement, as applicable.

The principal sources of our liquidity are funds generated from operating activities, available cash and cash equivalents, borrowings under the Amended Credit Agreement and supplier and vendor financing. We have incurred net losses in our most recently completed three fiscal years, including a net loss of $559.6 million for the fiscal year ended February 26, 2022. We may continue to incur net losses in future periods, which would adversely affect our business, financial condition and ability to service our debt obligations, and due to the risks inherent in our operations, our future net losses may be greater than our past net losses.

Our ability to achieve our business and cash flow plans is based on a number of assumptions which involve significant judgments and estimates of future performance, borrowing capacity and credit availability, which cannot at all times be assured. Accordingly, there is no assurance that cash flows from operations and other internal and external sources of liquidity will at all times be sufficient for our cash requirements. If necessary, we may need to consider actions and steps to improve our cash position and mitigate any potential liquidity shortfall, such as modifying our business plan, pursuing additional financing to the extent available, reducing capital expenditures, pursuing and evaluating other alternatives and opportunities to obtain additional sources of liquidity and other potential actions to reduce costs. There can be no assurance that any of these actions would be successful, sufficient or available on favorable terms. Any inability to generate or obtain sufficient levels of liquidity to meet our cash requirements at the level and times needed would have a material adverse impact on our business and financial position.

If we become unable in the future to generate sufficient cash flow to meet our debt service requirements, we may be forced to take remedial actions such as restructuring or refinancing our debt, seeking additional debt or equity capital, reducing or delaying our business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, including obtaining relief under the U.S. Bankruptcy Code. There can be no assurance that any such measures would be successful.

Our ability to obtain any additional financing or any refinancing of our debt, if needed at any time, depends upon many factors, including our existing level of indebtedness and restrictions in the agreements governing our indebtedness, historical business performance, financial projections, the value and sufficiency of collateral, prospects and creditworthiness, external economic conditions and general liquidity in the credit and capital markets. Any additional debt, equity or equity-linked financing may require modification of our existing debt agreements, which there is no assurance would be obtainable. Any additional financing or refinancing could also be extended only at higher costs and require us to satisfy more restrictive covenants, which could further limit or restrict our business and results of operations, or be dilutive to our stockholders.

The terms of the Amended Credit Agreement and the New Notes Indentures may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The Amended Credit Agreement governing the ABL Facility and FILO Facility contain, and the New Notes Indentures will contain, customary affirmative and negative covenants. These covenants could impose significant operating and financial limitations and restrictions on us, including restrictions on our ability to enter into particular transactions, such as asset sales and acquisitions, and to engage in other actions that we may believe are advisable or necessary for our business.

The Amended Credit Agreement includes, and the New Notes Indentures will include, covenants that, among other things, restrict our ability and certain our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on capital stock and make other restricted payments;

•	make investments and acquisitions;

•	sell assets;

•	merge or consolidate with other entities; and

•	create liens.

These restrictions could limit our ability to obtain future financings, make needed capital expenditures, including in connection with our transformation strategy, withstand future downturns in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of limitations imposed by the restrictive covenants under the Amended Credit Agreement and the New Secured Notes.

In addition, under certain circumstances, the Amended Credit Agreement requires us to comply with a minimum fixed charge coverage ratio and may require us to reduce debt or take other actions in order to comply with this ratio. Moreover, the Amended Credit Agreement provides discretion to the agents acting on behalf of the lenders to impose additional availability and other reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the agents will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

A breach of any of these provisions could result in a default under the Amended Credit Agreement or the New Notes Indentures. Our obligations under the ABL Facility and the FILO Facility are secured by first, and, in the case of the New Second Lien Secured Notes and the New Third Lien Convertible Notes, will be secured by second and third, respectively, priority liens on the Collateral, subject to customary exceptions.

In the event of a default that is not cured or waived within any applicable cure periods, the lenders’ commitment to extend further credit under the ABL Facility could be terminated, our outstanding obligations under the ABL Facility, the FILO Facility and any Old Notes that remain outstanding after and any New Secured Notes issued in the Exchange Offers could become immediately due and payable, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the Collateral by lenders or holders of the New Secured Notes, which may include the initiation of bankruptcy proceedings. If we are unable to borrow under the ABL Facility, we may not have the necessary cash resources for our operations and, if any event of default occurs, there is no assurance that we would have the cash resources available to repay such accelerated obligations, refinance such indebtedness on commercially reasonable terms, or at all, or cash collateralize our letters of credit, which would have a material adverse effect on our business, financial condition, results of operations and liquidity.

The Amended Credit Agreement limits our borrowing capacity to the value of certain of our assets.

Our borrowing capacity under the ABL Facility varies according to the Company’s inventory levels and credit card receivables, net of certain reserves, and the FILO Facility is subject to a borrowing base consisting of eligible credit card receivables, eligible inventory and eligible intellectual property. In the event of any decrease in the amount of or appraised value of these assets or upon the disposition of assets, our borrowing capacity under either the ABL Facility or the FILO Facility, would similarly decrease, which could adversely impact our business and liquidity. We have announced the closure of approximately 150 lower-producing Bed Bath & Beyond banner stores. As the closures are completed, we expect our borrowing capacity under both the ABL Facility and FILO Facility may decrease to the extent sales and cash flow levels decrease following such store closures.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur additional indebtedness in the future, including indebtedness secured by liens ranking senior to or equally with the liens securing the New Secured Notes. Although the terms governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and any indebtedness incurred in compliance with these restrictions could be substantial. This indebtedness could, subject to satisfaction of our limitation on liens covenant, constitute first or second-priority secured obligations effectively senior to the Old Notes and senior or pari passu to the New Secured Notes, as applicable, to the extent of the collateral securing it. Our ability to borrow under the ABL Facility will remain limited by the amount of the borrowing base. At October 13, 2022 we would have had the ability to borrow up to an additional $540 million under the ABL Facility. In addition, the Amended Credit Agreement allows, and the New Notes Indentures will allow, us to incur a significant amount of indebtedness in connection with acquisitions as well as purchase money debt and foreign subsidiary debt. If new debt is added to our and/or the Subsidiary Guarantors’ current debt levels, the related risks that we and they face would be increased.

Risks to Holders of Old Notes That Are Not Tendered or Not Accepted for Exchange

The following risk factors specifically apply to the extent a holder of Old Notes elects not to participate in the Exchange Offers or whose Old Notes are tendered and not accepted for exchange. There are additional risks attendant to investing in the New Secured Notes that you should review whether or not you elect to tender your Old Notes. Such additional risks are described elsewhere in this risk factors section under the headings: “ —Risks Related to the Exchange Offers and the Consent Solicitations,” “ —Risks Related to the New Secured Notes” and “ —Risks Related to the Collateral.”

Upon consummation of the Exchange Offers, the liquidity of the market for outstanding Old Notes will likely be reduced, and market prices for outstanding Old Notes may decline as a result.

To the extent the Exchange Offers are consummated, the aggregate principal amount of outstanding Old Notes will be reduced. A reduction in the amount of outstanding Old Notes would likely adversely affect the liquidity of the non-tendered or not accepted Old Notes of each series. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. A reduced float may also make the trading prices of the Old Notes that are not exchanged more volatile. There can be no assurance that an active market in the Old Notes will exist, develop or be maintained, or as to the prices at which the Old Notes may trade, whether or not the Exchange Offers and Consent Solicitations are consummated.

Claims regarding the Old Notes remaining outstanding following the completion of the Exchange Offers will be structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries that do not guarantee the Old Notes, including the Subsidiary Guarantors, and effectively subordinated to claims with respect to our secured indebtedness, including the New Secured Notes, to the extent of the value of the collateral securing such indebtedness.

The unsecured nature of the claims of the Old Notes and the lack of any related guarantees could materially and adversely affect the value of Old Notes remaining outstanding following the completion of the Exchange Offers in the event of a bankruptcy, liquidation or insolvency of the Company. The New Secured Notes will be guaranteed by the Subsidiary Guarantors and secured by second priority or third priority liens on the Collateral, as applicable (as described under “Description of New Second Lien Secured Notes—Security” and “Description of New Third Lien Secured Notes—Security”), but the Old Notes will not be guaranteed by the Subsidiary Guarantors and will remain unsecured. As a result, the Old Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries that do not guarantee the Old Notes, including the Subsidiary Guarantors, and effectively subordinated to our secured indebtedness, including the New Secured Notes as well as indebtedness under the Amended Credit Agreement, in each case to the extent of the value of the collateral securing such indebtedness. The Collateral that secures our indebtedness under the Amended Credit Agreement and the New Secured Notes represents substantially all of the value of our assets.

In the event of our bankruptcy, liquidation or insolvency, all obligations of our subsidiaries and all of our secured obligations will have to be satisfied before any of the assets of such subsidiaries or our pledged assets would be available for distribution to the holders of the Old Notes. If we default on our outstanding debt obligations, the proceeds from certain sales of Collateral will be applied first to satisfy claims made in respect of our secured indebtedness, including the New Secured Notes and our indebtedness under the Amended Credit Agreement. As a result, in a bankruptcy, liquidation or insolvency proceeding, there will be significantly fewer assets available to satisfy our obligations under the Old Notes remaining outstanding following the completion of the Exchange Offers. Further, it is possible (and in the short term, likely) that our assets that do not constitute Collateral will be insufficient to satisfy the claims of the Old Notes and our other unsecured indebtedness remaining outstanding following the completion of the Exchange Offers. For additional information on the amounts of indebtedness that could be outstanding after the consummation of the Exchange Offers, see “Risks Related to the New Secured Notes.”

The Proposed Amendments to the Old Notes Indenture will afford reduced protection to remaining holders of the Old Notes and the New Notes Indentures will limit the Company’s ability to refinance the Old Notes.

The Proposed Amendments to the Old Notes Indenture, if adopted, would, among other things, eliminate the restrictive covenants in the Old Notes Indenture concerning (i) the repurchase of Old Notes in the event of a change in control of the Company, (ii) limitations on liens and (iii) limitations on sale and leaseback transactions, and would increase the percentage of outstanding notes necessary to accelerate payment upon an event of default and make other changes as further described under “Proposed Amendments.”

The Old Notes Indenture, as modified by the Proposed Amendments, will be significantly less restrictive and will afford significantly reduced protection to holders of Old Notes as compared to the restrictive covenants, events of default and other provisions currently contained in the Old Notes Indenture.

If the Proposed Amendments are adopted with respect to any series of Old Notes, each holder of Old Notes who elects not to participate in such Exchange Offer will be bound by the Proposed Amendments even if that holder did not consent to the Proposed Amendments. The elimination or modification of the restrictive covenants, certain events of default and other provisions in the Old Notes Indenture contemplated by the Proposed Amendments would, among other things, permit the Company to take actions that could increase the credit risk with respect to the Old Notes, and might adversely affect the liquidity, market price and price volatility of the Old Notes that remain outstanding after completion of the Exchange Offers or otherwise be adverse to the interests of the remaining holders of the Old Notes.

In addition, the terms of the New Notes Indentures will substantially limit the Company’s ability to, and limit the terms on which the Company may, refinance the outstanding Old Notes after the consummation of the Exchange Offers. See “Description of New Second Lien Secured Notes” and “Description of New Third Lien Secured Notes.”

If we consummate the Exchange Offers, existing ratings for Old Notes that remain outstanding following completion of the Exchange Offers may not be maintained.

We cannot assure you that, as a result of the Exchange Offers, the rating agencies, including S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), will not downgrade or negatively comment upon the ratings for Old Notes that remain outstanding following completion of the Exchange Offers. Any downgrade or negative comment would likely adversely affect the market price of the Old Notes.

If the Exchange Offers and Consent Solicitations are not successful, we may not have sufficient funds to pay all or a portion of the amounts due at maturity on the Old Notes.

If the Exchange Offers and the Consent Solicitations are not successful, the Old Notes will remain outstanding and are scheduled to mature in 2024, 2034 and 2044, and the Proposed Amendments will not become effective. At maturity, we may not have sufficient funds and may be unable to arrange for additional financing to pay the principal amount, accrued and outstanding interest or repurchase price due on our Old Notes then outstanding, and we may not be able to reduce or refinance the Old Notes prior to such maturity on terms that are favorable to the Company or at all.

Risks Related to the Exchange Offers and the Consent Solicitations

To the extent that holders of 2024 Notes exchange 2024 Notes for New Second Lien Non-Convertible Notes and/or New Second Lien Convertible Notes with a later maturity, such holders increase the amount of time before their notes mature, which may in turn increase the risk that the Company will be unable to repay (or refinance) such New Secured Notes when they mature.

Holders of 2024 Notes are being offered to exchange their 2024 Notes for New Second Lien Non-Convertible Notes and/or New Second Lien Convertible Notes with a later maturity than the 2024 Notes they presently hold. Holders who tender their 2024 Notes and whose tender is accepted for exchange will be exposed to the risk of nonpayment on the securities they hold for a longer period of time than non-tendering holders or those holders whose 2024 Notes were not accepted for exchange. For instance, following the maturity and payment date of the 2024 Notes (August 1, 2024), but prior to the maturity date of the New Second Lien Non-Convertible Notes and/or the New Second Lien Convertible Notes (November 30, 2027), the Company may become subject to a bankruptcy or similar proceeding. If so, holders of such 2024 Notes who opted not to participate in the Exchange Offers (or whose 2024 Notes were not accepted for exchange) may be paid in full, and there is a risk that any holders of 2024 Notes who did opt to participate in the Exchange Offers and whose 2024 Notes were accepted for exchange will not be paid in full.

Neither we nor our Board, the Dealer Manager, the Old Notes Trustee, the New Notes Trustees, the Exchange Agent, the Information Agent, or any affiliate of any of them, has made a recommendation as to whether you should tender your Old Notes in exchange for New Secured Notes in the Exchange Offers and deliver Consents in the Consent Solicitations, and we have not made a determination or obtained a third-party determination that the Exchange Offers and Consent Solicitations are fair to holders of the Old Notes.

Neither we nor our Board, the Dealer Manager, the Old Notes Trustee, the New Notes Trustees, the Exchange Agent, the Information Agent or any affiliate of any of them, has made, nor will any of them make, any recommendation as to whether holders of Old Notes should tender their Old Notes in exchange for New Secured Notes pursuant to the Exchange Offers and deliver Consents pursuant to the Consent Solicitations. Furthermore, neither we nor our Board has made any determination that the consideration to be received represents a fair valuation of the Old Notes, and we also have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Old Notes for purposes of negotiating the terms of the Exchange Offers, or preparing a report or making any recommendation concerning the fairness of the Exchange Offers. Holders of Old Notes must make their own independent decisions regarding their participation in the Exchange Offers and Consent Solicitations.

The Exchange Offers and the Consent Solicitations may not occur at meaningful participation levels, or at all, or may be delayed.

We have the right to terminate, withdraw, amend, cancel or delay at our discretion (subject to applicable law) the Exchange Offers and the Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, at any time if we fail to satisfy or do not waive any condition to the Exchange Offers.

Even if the Exchange Offers and the Consent Solicitations are consummated, they may not be consummated on the schedule described in this Prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their New Secured Notes during which time such holders will not be able to effect transfers or sales of their Old Notes tendered for exchange or their New Secured Notes.

In addition, even if the Exchange Offers and Consent Solicitations are consummated, there can be no assurance that completion of the Exchange Offers will achieve our purposes. For example, if we do not receive meaningful participation in the Exchange Offers, a substantial amount of principal under the Old Notes will remain outstanding. Further, the 2024 Notes are scheduled to mature on August 1, 2024. If the 2024 Exchange Offer is not consummated at a meaningful level or at all, at maturity we may not have sufficient funds and may be unable to arrange for additional financing to pay the principal amount, accrued and outstanding interest or repurchase price due on the 2024 Notes then outstanding, and we may not be able to reduce or refinance the 2024 Notes prior to such maturity. Thus, unless the Exchange Offers are completed at meaningful participation levels, you could lose part or all of your investment in the Old Notes. Moreover, the ABL Facility matures on August 9, 2026, but is required to mature earlier on May 1, 2024 pursuant to the terms of the Amended Credit Agreement if 2024 Notes are outstanding under certain circumstances, and the FILO Facility matures on August 31, 2027, but is required to mature earlier on May 1, 2024 pursuant to the terms of the Amended Credit Agreement if 2024 Notes are outstanding under certain circumstances. In the event the maturities of the ABL Facility and the FILO Facility spring forward, the foregoing risks would be exacerbated, and we may not be able to reduce or refinance the 2024 Notes prior to such maturity.

Failure to consummate the Exchange Offers could adversely affect our business.

If we fail to consummate the Exchange Offers at meaningful participation levels, we will need to consider other alternatives available to us to deleverage and strengthen our financial condition, including to address the maturity of the 2024 Notes. These alternatives may include (subject to market conditions) capital markets transactions, repurchases, redemptions, exchanges or other refinancings of our existing debt, the potential issuance of equity securities, the potential sale of additional assets and businesses and/or other strategic transactions and/or other measures, including obtaining relief under the U.S. Bankruptcy Code. These alternatives involve significant uncertainties, potential delays, significant costs and other risks, and there can be no assurance that any of these alternatives will be available on acceptable terms, or at all, in the current market environment or in the foreseeable future.

Any alternative we pursue, whether in or out of court, may take substantially longer to consummate than the Exchange Offers, could disrupt our business and would divert the attention of our management from the operation of our business and execution of our omni-channel and transformation strategy. Failure to consummate the Exchange Offers or to otherwise deleverage and address our nearer-term maturities could also have other adverse effects on us. For example, it could also adversely affect:

•	our ability to retain our existing, and attract new, vendors, suppliers and other business partners;

•	our ability to raise additional capital;

•	our ability to capitalize on business opportunities and react to competitive pressures;

•	our ability to attract and retain employees;

•	our liquidity;

•	how our business is viewed by investors, lenders, vendors, suppliers, strategic partners and customers; and

•	our enterprise value.

Even if we are successful with the Exchange Offers, avoidance of an in-court restructuring under the U.S. Bankruptcy Code in the future is not guaranteed.

The accounting method for the New Secured Notes could adversely affect our reported financial condition and results.

The Exchange Offers will be accounted for as a troubled debt restructuring pursuant to the Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) standard 470-60. As a result of evaluating the Exchange Offers in accordance with ASC 470-60, the carrying value of the new notes may need to be recorded as being equal to the sum of all future cash flows on the notes, including interest payments. If so, then accordingly, all future interest expense and debt issuance costs will be accrued upon the date of the Exchange Offers as a reduction to the gain on extinguishment of the existing 2024, 2034 and 2044 Notes and no future interest or amortization expense associated with the new notes would be recognized.

In addition, the call option for the New Second Lien Non-Convertible Secured Notes will be considered an embedded derivative in accordance with ASC Topic 815 Derivatives and Hedging (ASC Topic 815), and thus would need to be bifurcated and would require separate accounting. The conversion and other features within the New Second Lien Convertible Notes and the New Third Lien Convertible Notes may be considered to be an embedded derivatives in accordance with ASC Topic 815, and thus would need to be bifurcated and would require separate accounting. The Company will evaluate these features after the closing of the Exchange Offers.

Lastly, the shares underlying the New Convertible Secured Notes will be reflected in our diluted earnings per share using the “if-converted” method, in accordance with ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. Under that method, diluted earnings per share will generally be calculated assuming that all of the New Convertible Secured Notes are converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the New Convertible Secured Notes is satisfied, then we may be required under applicable accounting standards to reclassify the carrying value of the New

Convertible Secured Notes as a current, rather than a long- term, liability. This reclassification could be required even if no holders convert their New Convertible Secured Notes and could materially reduce our reported working capital.

Our ability to redeem, repurchase or exchange any Old Notes that remain outstanding after the consummation of the Exchange Offer will be limited.

After consummation of the Exchange Offers, our ability to redeem or repurchase any Old Notes that remain outstanding will be limited by the terms of the New Notes Indentures. In addition, our ability to exchange Old Notes for any other indebtedness will be at prices less advantageous than the prices offered in this Exchange Offer.

Under the terms of the New Notes Indentures, (i) the Company may not exchange any of the 2024 Notes for new indebtedness at more than 90% of the applicable Exchange Consideration to be received in the Exchange Offers, and the Company may only redeem or repurchase outstanding 2024 Notes in cash at par value on or after April 1, 2024, which is 120 days prior to the maturity of the 2024 Notes, and (ii) the Company may not exchange any of the 2034 Notes or any 2044 Notes for new indebtedness at more than 90% of the applicable Exchange Consideration to be received in the Exchange Offers, and, the Company may not redeem or repurchase any outstanding 2034 Notes or 2044 Notes prior to the maturity of any of the New Secured Notes.

Any failure to comply with the procedures set forth in this Prospectus could prevent you from exchanging your Old Notes and delivering your Consent.

On the terms and subject to the conditions of the Exchange Offers, the Company will issue the New Secured Notes in exchange for your Old Notes only if you validly tender (and do not validly withdraw) the Old Notes and only upon proper completion of the procedures described in this Prospectus under “Procedures for Tendering Old Notes and Delivering Consents.” Holders of Old Notes who wish to exchange them for New Secured Notes and deliver their Consents are responsible for complying with all the procedures of the applicable Exchange Offer and Consent Solicitation. Tenders made in compliance with procedures or instructions that are inconsistent with those stated in this Prospectus (or a supplement or amendment thereto provided by the Company), regardless of who provides such procedures or instructions (including DTC, Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) (collectively, the “Clearing Systems”)), will not be deemed valid tenders (unless we waive such compliance in our discretion, subject to applicable law). Holders of Old Notes who wish to exchange them for New Secured Notes and deliver their Consents should allow sufficient time for timely completion of the exchange procedures. None of the Exchange Agent, the Information Agent, the Dealer Manager or the Company are under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange and delivery of Consents or to extend any of the applicable deadlines, subject to applicable law.

If you are the beneficial owner of Old Notes that are held through the Clearing Systems in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender in the Exchange Offers and deliver Consents, you should promptly contact the person in whose name your Old Notes are held and instruct that person to tender your Old Notes and deliver a Consent on your behalf. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offers and Consent Solicitations. Accordingly, beneficial owners wishing to participate in the Exchange Offers and Consent Solicitations should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offers and Consent Solicitations.

A U.S. Holder that exchanges its Old Notes pursuant to the Exchange Offers may not be permitted to recognize any loss for U.S. federal income tax purposes but may be required to recognize gain.

A U.S. Holder that exchanges Old Notes for New Secured Notes generally will not be permitted to recognize any loss for U.S. federal income tax purposes but generally will be required to recognize any realized gain to the extent of the sum of (a) any cash received, including any portion of the total exchange consideration paid in cash for any principal amount of New Secured Notes not received as a result of rounding down (but not including any amounts received in respect of accrued and unpaid interest on the Old Notes, which will be taxed as such) and (b) the fair market value of any “excess principal amount” of New Secured Notes received, if the exchange is treated as an “exchange” and recapitalization for U.S. federal income tax purposes. Each U.S. Holder should consult its tax advisor regarding the tax consequences of participating in the Exchange Offers. See “United States Federal Income Tax Considerations.”

The exchange of the Old Notes for New Secured Notes may result in a loss of our existing tax attributes and/or increased tax liabilities.

If the Exchange Offers are completed, we would realize cancellation of indebtedness income (“COD income”) for U.S. federal income tax purposes to the extent that the aggregate amount of consideration exchanged for the Old Notes (generally, the “issue price” of the New Secured Notes and any other consideration treated as paid for the New Secured Notes for U.S. federal income tax purposes) is less than the aggregate “adjusted issue price” of the Old Notes. The exact amount of COD income (if any) that we will realize in connection with the Exchange Offers will not be determinable until after the consummation of the Exchange Offers. We would generally be required to recognize the full amount of COD income realized and we would generally be able to offset all or a portion of such COD income with our available net operating losses and tax credits carryforwards as well as our current year net operating losses.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

At February 26, 2022, the Company has federal net operating loss carryforwards of $268.3 million. If we undergo an “ownership change,” our ability to utilize our pre-ownership change losses to offset post-ownership change taxable income will be subject to certain limitations. In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation undergoes an “ownership change” if there is a greater than 50-percentage-point cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period Generally, the amount of the annual limitation is determined based on a corporation’s value immediately prior to the ownership change. In addition, for state tax purposes, our ability to offset COD income with state net operating loss carryforwards will be impacted by the mix of income between states, state 382 rules and other state specific limitations.

Any or all of the New Secured Notes issued in the Exchange Offers might be issued with an original issue discount (“OID”) for U.S. federal income tax purposes, which amount will not be determinable prior to the consummation of the Exchange Offers, in which case holders of the New Secured Notes who are subject to U.S. federal income taxation would be required to include OID in gross income as ordinary interest income on a constant yield to maturity basis.

Any or all of the New Secured Notes might be issued with OID for U.S. federal income tax purposes. The issue price of the New Secured Notes for this purpose is expected to be determined as discussed below under “United States Federal Income Tax Considerations—Tax Consequences of the Ownership and Disposition of the New Secured Notes—Issue Price of the New Secured Notes.” A holder of the New Secured Notes that is subject to U.S. federal income tax on a net basis will generally be required to include such OID in gross income (as ordinary income) on a constant yield-to-maturity basis in advance of the receipt of cash payment thereof and regardless of such holder’s method of accounting for U.S. federal income tax purposes. For more information, see “United States Federal Income Tax Considerations.”

We may not be able to satisfy our repurchase obligations in the event the New Third Lien Convertible Notes would otherwise constitute AHYDOs (as defined herein) because the terms of our indebtedness or lack of funds may prevent us from doing so.

If the New Third Lien Convertible Notes would otherwise constitute AHYDOs, we will be required to redeem a portion of the principal amount of each then outstanding New Third Lien Convertible Note in an amount intended to ensure that no New Third Lien Convertible Note will be an AHYDO. Any future agreement governing any of our indebtedness may contain similar restrictions and provisions and may restrict our ability to make “AHYDO CatchUp Payments” (as defined herein). Accordingly, it is possible that restrictions in the Amended Credit Agreement or any Credit Facility that may be incurred in the future will not allow the required repurchase of the New Third Lien Convertible Notes. Even if such repurchase is permitted by the terms of our then existing indebtedness, we may not have sufficient funds available to satisfy our repurchase obligations. Our failure to purchase the New Third Lien Convertible Notes would not be a default under the applicable New Notes Indenture.

Risks Related to the New Secured Notes

The New Secured Notes and the related guarantees are effectively subordinated to our and our Subsidiary Guarantors’ current senior secured indebtedness that is secured by a first-priority lien on the Collateral to the extent of the value of the Collateral and structurally subordinated to the indebtedness of our subsidiaries that do not guarantee the New Secured Notes.

The New Secured Notes and the related guarantees are secured, in the case of the New Second Lien Secured Notes, on a second-priority basis by the Collateral and, in the case of the New Third Lien Convertible Notes, on a third-priority basis by the Collateral and therefore will be effectively subordinated to our current and any future secured indebtedness that is secured by higher-priority liens on the Collateral to the extent of the value of the Collateral. Such indebtedness includes the loans and other obligations incurred under the Amended Credit Agreement, which are secured by pledges of equity interests of the Company’s subsidiaries, including the Subsidiary Guarantors, which will not be part of the Collateral securing the obligations under the New Second Lien Secured Notes, and first-priority liens on the same Collateral that secures the New Secured Notes. As such, the New Secured Notes are effectively subordinated to the loans and other obligations under the Amended Credit Agreement to the extent of the value of the collateral thereunder.

As of August 27, 2022, on an as adjusted basis after giving effect to incremental borrowings under the ABL Facility and the FILO Facility as of October 13, 2022 and the Exchange Offers assuming full participation in the Exchange Offers and either (1) all holders of 2024 Notes exchange their 2024 Notes into New Second Lien Non-Convertible Notes and (2) all holders of 2024 Notes exchange their 2024 Notes into New Second Lien Convertible Notes, and in each case, including receipt of all tenders by the Early Participation Time and the inclusion of the Early Participation Payment, the Company and the Subsidiary Guarantors would have had:

•

in the case of (1), total consolidated indebtedness of approximately $1,461.3 million, excluding letters of credit, primarily consisting of $425 million of Secured Indebtedness under the ABL Facility under the Amended Credit Agreement (with approximately $540 million of additional availability based on estimated letters of credit outstanding), $375 million of Secured Indebtedness under the FILO Facility under the Amended Credit Agreement, $0 of Old Notes, $288.7 million of New Second Lien Non-Convertible Notes, $0 of New Second Lien Convertible Notes and $372.6 million of New Third Lien Convertible Note (reflecting the undiscounted future cash flows, including principal and interest of $202.5 million aggregate principal amount and $170.1 million future interest).

•

in the case of (2), total consolidated indebtedness of approximately $1,346.8 million, excluding letters of credit, primarily consisting of $425 million of Secured Indebtedness under the ABL Facility under the Amended Credit Agreement (with approximately $540 million of additional availability based on estimated letters of credit outstanding), $375 million of Secured Indebtedness under the FILO Facility under the Amended Credit Agreement, $0 of Old Notes, $0 of New Second Lien Non-Convertible Notes, $174.2 million of New Third Lien Convertible Note (reflecting the undiscounted future cash flows, including principal and interest of $120.9 million aggregate principal amount and $53.3 million future interest) and $ 372.6 million of New Third Lien Convertible Note (reflecting the undiscounted future cash flows, including principal and interest of $202.5 million aggregate principal amount and $170.1 million future interest).

In the event we or the Subsidiary Guarantors become the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets and the assets of the Subsidiary Guarantors securing indebtedness on a higher-priority basis could not be used to pay holders of the applicable series of New Secured Notes until after all such higher-priority secured claims against us and the Subsidiary Guarantors have been fully paid.

Our subsidiaries that are not providing New Notes Guarantees, are primarily (i) 100% owned subsidiaries of Bed ‘n Bath Stores Inc. holding no assets other than a single store lease and, in some cases, fully depreciated fixed assets; (ii) 100% owned subsidiaries of Harmon Stores, Inc. holding no assets other than a single store lease and, in some cases, fully depreciated fixed assets; and (iii) 100% owned subsidiaries of buybuy BABY, Inc. holding no assets other than a single store lease and, in some cases, fully depreciated fixed assets. Our subsidiaries that are not providing Guarantees generated approximately less than 1.0% of the Company’s net income for the six months ended August 27, 2022, and held approximately 1.0% of the Company’s consolidated assets as of August 27, 2022 and are not material to the Company’s consolidated financial statements.

There is no public market for the New Secured Notes.

The New Secured Notes are a new issue of securities for which there is currently no trading market. We cannot be sure that an active trading market will develop for the New Secured Notes or, if developed, that it will continue. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the New Secured Notes.

Moreover, if a market were to develop, the New Secured Notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to:

•	prevailing interest rates for similar securities;

•	general economic conditions;

•	the amount of indebtedness we have outstanding;

•	our financial condition, performance or prospects; and

•	the prospects for other companies in the same industry.

In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in the prices of these securities. It is possible that, if any trading market for the New Secured Notes develops, it will be subject to disruptions. Any such disruption may have a negative effect on you as a holder of the New Secured Notes, regardless of our financial condition, performance or prospects.

Depending on the amount of participation in the Exchange Offers and the amount of New Secured Notes issued in the Exchange Offers, the liquidity of the market for New Secured Notes may be limited, and market prices for New Secured Notes may be volatile.

To the extent the Exchange Offers are consummated, the amount of participation will determine the aggregate principal amount of New Secured Notes issued. However, the Exchange Offers are not conditioned on a minimum level of participation and therefore it is possible that one or all series of the New Secured Notes will have a relatively small aggregate principal amount when issued. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. As a result, the trading prices of one or all series of the New Secured Notes may be volatile and more volatile than the trading prices of the Old Notes. There can be no assurance that an active market in one or all series of the New Secured Notes will exist, develop, or be maintained at the prices at which one or all series of the New Secured Notes are issued or at all, should the Exchange Offers and Consent Solicitations be consummated.

Federal and state law may render the New Secured Notes Guarantees and/or payments made under the New Secured Notes Guarantees avoidable in specific circumstances, potentially requiring the holders to return payments received.

Fraudulent transfer and conveyance laws may apply to the issuance of the New Secured Notes and/or the incurrence of the guarantees or any security securing the New Secured Notes. If we or a Subsidiary Guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal bankruptcy law and comparable provisions of state fraudulent transfer, fraudulent conveyance or voidable transactions laws, which may vary from state to state (and which, for simplicity, we refer to generally as “fraudulent transfer laws”), a court may avoid, subordinate or otherwise decline to enforce an obligation incurred, including a guarantee or claims in respect of a guarantee.

Specifically, the New Secured Notes Guarantees may be voided as fraudulent transfers if a court of competent jurisdiction finds that any such Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	incurred the obligations with the actual intent to hinder, delay or defraud creditors; or

•	received less than reasonably equivalent value, or did not receive fair consideration, in exchange for incurring those obligations; and

1.	was insolvent or rendered insolvent by reason of that incurrence;

2.	was engaged in a business or transaction for which the subsidiary’s remaining assets constituted unreasonably small capital;

3.	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature;

4.	or such incurrence was made to or for the benefit of an insider not in the ordinary course of business.

A legal challenge to the obligations under any New Secured Notes Guarantee on fraudulent transfer grounds could focus on whether any benefits the applicable Subsidiary Guarantor received from the Exchange Offers, the New Secured Notes and the related transactions were reasonably equivalent in value to, or represented fair consideration for, the New Secured Notes Guarantee provided by such Subsidiary Guarantor. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court could find that a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for its New Secured Notes Guarantee if, among other things, such Subsidiary Guarantor did not substantially benefit directly or indirectly from issuing the New Secured Notes Guarantee. Specifically, if the New Secured Notes Guarantees were legally challenged, any such guarantee could be subject to a claim that, since it was incurred for our benefit, and only indirectly for the benefit of the Subsidiary Guarantor, the obligations of the applicable Subsidiary Guarantor were incurred for less than reasonably equivalent value or fair consideration, and a court of competent jurisdiction could avoid the obligations under the New Secured Notes Guarantees or take other action detrimental to the holders of the New Secured Notes.

We believe that each of the Subsidiary Guarantors making a New Secured Notes Guarantee is receiving reasonably equivalent value and fair consideration for incurring such guarantee, but a court may not reach the same conclusion.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred and is a fact-specific inquiry. We cannot be certain as to the standards a court would use to determine whether or not we or the Subsidiary Guarantors were insolvent at the relevant time or that a court would agree with our conclusions in this regard.

Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than all of its assets at fair valuation;

•

the fair saleable value of its assets within a reasonable time period was less than the amount that would be required to pay its probable liabilities on its total existing debts, including contingent liabilities, as they became absolute and mature;

•	it was engaged, or was about to engage, in business or a transaction, with unreasonably small capital; or

•	it generally was not paying its debts as they became due.

If a court of competent jurisdiction were to find that the incurrence of the New Secured Notes Guarantee was a fraudulent transfer or otherwise violated the fraudulent transfer laws, the court could avoid the payment obligations under such guarantee and direct you, as a beneficiary of such fraudulent transfer, to repay the value of any such payments received, which would be recovered for the benefit of: (i) the bankruptcy estate of the Subsidiary Guarantor, (ii) an assignee of the Subsidiary Guarantor’s assets in an Assignment for the Benefit of Creditors proceeding and/or (iii) a creditor or such other entity bringing the avoidance action. We cannot assure you that funds would be available from any other source to repay the related indebtedness.

In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the New Secured Notes. Further, the avoidance of the New Secured Notes or the guarantees thereof could result in an event of default with respect to our and our Subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the New Secured Notes or the guarantees thereof (or disallow them in their entirety) to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of the New Secured Notes or the guarantees thereof engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the New Secured Notes and (3) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code. If the claims in respect of the New Secured Notes or the guarantees were subordinated, our ability to pay the New Secured Notes when due could be materially impaired. We cannot be certain as to the standards a court would use to determine whether to subordinate claims.

The New Notes Indentures limit the liability of each Subsidiary Guarantor on its New Secured Notes Guarantee to the maximum amount that such Subsidiary Guarantor can incur without risk that such guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such New Secured Notes Guarantees from any fraudulent transfer challenges or similar challenges, as some courts have held such limitations unenforceable. Even if this limitation were enforced in accordance with its terms, the remaining amount due and collectible under the New Secured Notes Guarantees may not suffice, if necessary, to pay the New Secured Notes in full when due and could render the guarantee effectively worthless.

Because there are no minimum tender conditions to the Exchange Offers, depending on the amount of 2024 Notes that remain outstanding following the completion of the 2024 Notes Exchange Offer, we may fail to repay the 2024 Notes when due, which could result in an event of default under the New Notes Indentures and the Amended Credit Agreement.

None of the Exchange Offers has a minimum tender condition. As a result, it is possible that in the 2024 Notes Exchange Offer, only a small amount of 2024 Notes may be exchanged for New Second Lien Non-Convertible Notes or New Second Lien Convertible Notes. Following completion of the Exchange Offers, under the New Notes Indentures, the Company will not be able to exchange any of the remaining 2024 Notes for new indebtedness at more than 90% of the Exchange Consideration in the 2024 Notes Exchange Offer. In light of this restriction, if a large amount of 2024 Notes remain outstanding following the completion of the 2024 Notes Exchange Offer, the Company may not be able to repay the outstanding 2024 Notes when due. Such failure to repay the 2024 Notes could result in an event of default under the New Notes Indentures and the Amended Credit Agreement. If an event of default were to occur, the Company cannot assure you that it would have sufficient funds to repay the New Secured Notes, or any other debt, which may become immediately due and payable as a result.

We may redeem the New Secured Notes at our option, which may adversely affect your return. In particular, we may redeem the New Second Lien Non-Convertible Notes at a price less than their original principal amount. With respect to the New Second Lien Non-Convertible Notes, redemption may adversely affect the value of claims on the New Second Lien Non-Convertible Notes in bankruptcy.

We may redeem the New Secured Notes at our option on or after the dates, under the circumstances, and at the prices described in this Prospectus plus accrued and unpaid interest to, but excluding, the applicable redemption date. We may, at our option, redeem for cash the New Second Lien Non-Convertible Notes, in whole or in part, at any time on or after the first anniversary of the issue date of the New Second Lien Non-Convertible Notes (which is expected to be November 18, 2023), at a price equal to 40% of the principal amount of the New Second Lien Non-Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The redemption price is significantly less than the principal amount of the New Second Lien Non-Convertible Notes, which significantly reduces the exchange consideration paid for the 2024 Notes. See “Description of New Second Lien Secured Notes—Optional Redemption” and “Description of New Third Lien Secured Notes—Optional Redemption” for a more detailed description of the prices and terms on which we may redeem the New Secured Notes.

If the event of a bankruptcy or similar proceeding under the federal bankruptcy law, a bankruptcy court may determine that the New Second Lien Non-Convertible Notes represent a claim on the assets of the Company and the Subsidiary Guarantors only to the amount of the discounted redemption value. In view of the largely untested nature of the value of bonds with redemption rights at a discount and the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how the discounted redemption right would be treated in any bankruptcy or similar proceeding.

You may not be able to resell the New Second Lien Non-Convertible Notes at par value.

Because we may redeem the New Second Lien Non-Convertible Notes at our option, in whole or in part, at any time on or after the first anniversary of the issue date of the New Second Lien Non-Convertible Notes (which we expect will be November 18, 2023) at a price equal to 40% of the principal amount of the New Second Lien Non-Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, the New Second Lien Non-Convertible Notes may trade at a discount to their par value.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market value of the New Secured Notes and increase our future borrowing costs and reduce our access to capital.

Upon the closing of the issuance of the New Secured Notes, we anticipate that our New Secured Notes will be assigned a non-investment grade rating, and any rating assigned to our debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the New Secured Notes. Credit ratings are not recommendations to purchase, hold or sell the New Secured Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the New Secured Notes. Any downgrade by a rating agency may result in higher borrowing costs.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the New Secured Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your New Secured Notes without a substantial discount.

If the New Second Lien Secured Notes (i) achieve a ratings threshold of Ba3 or equivalent by Moody’s, BB- or the equivalent by S&P, BB- for Fitch, or an equivalent rating by any other rating agency, from two of our rating agencies, (ii) we meet a stated leverage ratio or (iii) we pay off the FILO Facility and the New Second Lien Non-Convertible Notes, certain covenants will be terminated, and you will lose the protection of these covenants permanently, even if such ratings subsequently fall back below investment grade.

Many of the covenants in each of the New Secured Notes Indentures will terminate if the applicable series of New Secured Notes provided that at such time no default or event of default with respect to the applicable series of New Secured Notes has occurred and is continuing. There can be no assurance that the New Secured Notes will obtain the stated rating, or that if they do so, that the New Secured Notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of New Second Lien Secured Notes—Certain Covenants” and “Description of New Third Lien Secured Notes – Certain Covenants.”

Holders of the New Secured Notes may not be able to determine when a change of control or fundamental change giving rise to their right to have their New Secured Notes repurchased has occurred following a sale of substantially all of our assets.

One of the circumstances under which a change of control or fundamental change, as applicable, may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require the issuer to repurchase its New Secured Notes as a result of a sale of less than all our assets to another person may be uncertain.

Some significant restructuring transactions may not constitute a change of control or fundamental change, as applicable, in which case we would not be obligated to offer to repurchase the New Convertible Secured Notes.

Upon the occurrence of a change of control (in the case of the New Second Lien Non-Convertible Notes) or a fundamental change (in the case of the New Convertible Secured Notes), you have the right to require us to repurchase all or a portion of your New Secured Notes. However, the repurchase provisions will not afford protection to holders of New Secured Notes in the event of other transactions that could adversely affect the New Secured Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control or fundamental change, as applicable, requiring us to offer to repurchase the New Secured Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the New Secured Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of New Secured Notes. In addition, we are not required to make a change of control offer on the New Second Lien Non-Convertible Notes if we have previously delivered a notice of redemption.

Risks Related to the Collateral

The liens on the Collateral securing the New Secured Notes and the New Secured Notes Guarantees will be junior and subordinate to the liens on the Collateral securing the obligations under the Amended Credit Agreement and any other higher-priority lien debt.

The New Secured Notes and the New Secured Notes Guarantees will be secured by, in the case of the New Second Lien Non-Convertible Notes and the New Second Lien Convertible Notes, second-priority liens, and, in the case of the Convertible Third Lien Notes, third-priority liens in the Collateral granted by the Company and the Subsidiary Guarantors and any existing or future subsidiary that becomes a Subsidiary Guarantor in the future in accordance with the provisions of the New Notes Indentures, subject to certain Permitted Liens, exceptions and encumbrances described in the New Notes Indentures and the Security Documents. The Amended Credit Agreement is secured by pledges of equity interests of the Company’s subsidiaries, including the Subsidiary Guarantors, which will not be part of the Collateral that secures the New Secured Notes, and a first-priority lien on the same property that constitutes the Collateral that will secure the New Secured Notes other than pledges of equity interests of the Company’s subsidiaries, including the Subsidiary Guarantors, which will not be part of the Collateral securing the obligations under the New Second Lien Secured Notes. The Collateral Agents will execute an ABL/Junior Intercreditor Agreement with the collateral agent for the Amended Credit Agreement that will provide, among other things, that if any Collateral Agent, any New Notes Trustee or any holder of New Secured Notes receives any Collateral, including any proceeds thereof in violation of the ABL/Junior Intercreditor Agreement, at any time prior to the payment in full of the obligations under the Amended Credit Agreement and other first-priority lien debt then it will segregate and hold such Collateral and/or proceeds in trust for the benefit of the first lien secured parties and will transfer such Collateral and/or proceeds, as the case may be, to the Senior Agent, for payment of the obligations under the Amended Credit Agreement and any other first-priority lien debt. Holders of the New Secured Notes would then participate ratably in distributions from our remaining assets that constitute Collateral or the remaining assets of the Subsidiary Guarantors that constitute Collateral, as the case may be, with all holders of indebtedness that rank equally in priority with respect to such assets with the New Secured Notes based upon the respective amount owed to each such creditor. We have announced the closure of approximately 150 lower-producing Bed Bath & Beyond banner stores. As these closures are completed, the value of the Collateral may decrease by an amount up to $135 million. We may close more stores or dispose of business lines in the future, which could result in a further reduction of the value of the Collateral. In addition, the New Notes Indentures will permit the Company and the Subsidiary Guarantors to incur additional indebtedness secured by liens on the Collateral senior in priority to the liens securing the New Secured Notes under specified circumstances. See “ —The value of the Collateral securing the New Secured Notes may not be sufficient to ensure repayment of the New Secured Notes because the holders of obligations under the Amended Credit Agreement and other current and future higher-priority lien obligations will be paid first from the proceeds of the Collateral” and “—It may be difficult to realize the value of the Collateral securing the New Secured Notes and the Subsidiary Guarantees.” Any obligations secured by such liens may further limit the recovery from the realization of the Collateral available to satisfy holders of the New Secured Notes.

In addition, if we default under the Amended Credit Agreement, the administrative agent for the Amended Credit Agreement could declare all of the funds borrowed thereunder, together with accrued and unpaid interest, immediately due and payable and could foreclose on the Collateral.

The value of the Collateral securing the New Secured Notes may not be sufficient to ensure repayment of the New Secured Notes because the holders of obligations under the Amended Credit Agreement and other current and future higher-priority lien obligations will be paid first from the proceeds of the Collateral.

Our indebtedness and other obligations under the Amended Credit Agreement is, and any other future first or second-lien indebtedness will be, secured by a first or second-priority lien, respectively, on the Collateral securing the New Secured Notes and the New Secured Notes Guarantees. The liens on such common collateral securing the New Secured Notes and the New Secured Notes Guarantees will be junior to the liens securing all such first-priority obligations, in the case of the New Second Lien Secured Notes, and junior to the liens securing all such higher-priority obligations, in the case of the Convertible Third Lien Notes, so that proceeds of such common collateral will be applied first to repay such higher-priority lien obligations before any such proceeds are applied to pay any amounts due on the New Secured Notes and any other obligations secured by a lower-priority lien on such collateral. As of October 13, 2022, $800 million of secured first-priority indebtedness is outstanding under the Amended Credit Agreement and an aggregate amount of up to approximately $540 million in revolving commitments remain available under the Amended Credit Agreement based on estimated letters of credit outstanding. See “Description of Other Indebtedness.” Accordingly, if we default on the New Secured

Notes or on the Amended Credit Agreement, we cannot assure the holders of such notes that the applicable New Notes Trustee would receive enough money from the sale of the Collateral to repay either the holders of the New Second Lien Non-Convertible Notes, the New Second Lien Convertible Notes or the Convertible Third Lien Notes. In addition, we will have specified rights to issue additional notes and other parity lien obligations that would be secured by liens on the Collateral on an equal and ratable basis with the New Secured Notes and to incur additional indebtedness and obligations and for such obligations to be secured by liens on the Collateral that have priority over the New Secured Notes in certain circumstances. If the proceeds of any sale of the Collateral are not sufficient to repay all amounts due on the New Second Lien Non-Convertible Notes, the New Second Lien Convertible Notes, any other second-lien obligations, the Convertible Third Lien Notes and any other third-lien obligations, then your claims against our remaining assets to repay any amounts still outstanding under the New Second Lien Non-Convertible Notes, the New Second Lien Convertible Notes or the Convertible Third Lien Notes, as applicable, would be unsecured.

Pledges of equity interests of the Company’s subsidiaries including the Subsidiary Guarantors are not included in the as Collateral securing the New Secured Notes, but are included as collateral securing the Amended Credit Facility. As such, the value of any such stock will be available on a first-lien priority basis to the lenders under the Amended Credit Agreement, but not on a secured basis to the holders of the New Secured Debt. In addition, the Collateral securing the New Secured Notes will be subject to other liens permitted under the terms of the Amended Credit Agreement and the New Notes Indentures that may rank senior to or pari passu with the Collateral securing the New Secured Notes, whether existing now or arising at or after the date the New Secured Notes are issued. Rights of Holders of the New Secured Notes with respect to the Collateral will be diluted by any indebtedness incurred in the future which is secured by a lien on the Collateral that ranks senior to or equally with the New Secured Notes. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the Collateral securing the New Secured Notes. The New Notes Indentures will not require that the Company maintain the current level or value of Collateral.

In the event of a foreclosure on the Collateral, the proceeds from such foreclosure may not be sufficient to satisfy the New Secured Notes because such proceeds would, under the First Lien/Second Lien/Third Lien Intercreditor Agreements, first be applied to satisfy our obligations under the Amended Credit Agreement and other higher-lien priority debt. Only after all of our obligations under the Amended Credit Agreement and other higher-lien priority debt have been satisfied and any obligations to lend under such agreements have terminated will proceeds from the Collateral be applied to satisfy the Company and the Subsidiary Guarantors’ obligations under any of the New Secured Notes.

It may be difficult to realize the value of the Collateral securing the New Secured Notes and the Subsidiary Guarantees.

No appraisal of the value of the Collateral securing the New Secured Notes and the New Secured Notes Guarantees has been made in connection with the Exchange Offers and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, market and other economic conditions, including the availability of suitable buyers, the ability to sell the Collateral in an orderly sale and other similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this Prospectus exceeds, or at any other point in time will exceed, the principal amount of the debt secured thereby or that the Collateral can be sold in a short period of time or in an orderly manner. The value of the Collateral and the guarantees could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, liabilities and other future events. Accordingly, there may not be sufficient Collateral to pay all or any of the amounts due on the New Secured Notes or the other debt secured by the Collateral, including the obligations under the Amended Credit

Agreement. Any claim for the difference between the amount, if any, realized by holders of first-priority liens or holders of the New Secured Notes from the sale of the Collateral and the obligations of the Company and Subsidiary Guarantors under the New Secured Notes will rank equally in right of payment with all of our other unsecured unsubordinated Indebtedness and other obligations, including trade payables and the Old Notes. Additionally, in the event that a bankruptcy or insolvency proceeding is commenced by or against us, if the value of the Collateral is less than the amount of principal and accrued and unpaid interest on the applicable New Secured Notes and all other obligations secured by liens of equal or higher priority to the liens securing the New Secured Notes, interest may cease to accrue on such New Secured Notes from and after the date such proceedings are commenced or initiated. Also, any disposition of the Collateral during a bankruptcy or insolvency proceeding outside of the ordinary course of our business would require approval from the bankruptcy court (which may not be given under certain circumstances).

In the event of a foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations due under the New Secured Notes. If the proceeds of any sale of the Collateral are not sufficient to repay all amounts due under the New Secured Notes, then your claims against our remaining assets to repay any such remaining amounts due under the New Secured Notes would be unsecured. In addition, in the event of any such proceeding, the ability of the holders of the New Secured Notes to realize upon any of the Collateral may be subject to bankruptcy and insolvency law limitations.

To the extent that third parties enjoy prior liens on any of the Collateral or are able to attach liens to any of the Collateral, such third parties may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the rights of the holders of the New Secured Notes. Additionally, the terms of the indenture governing the New Secured Notes allow us to incur additional first lien indebtedness and, in certain circumstances, incur additional second and third lien notes.

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, will be subject to the provisions of the applicable New Notes Indenture and security documents. Furthermore, upon enforcement against any Collateral or during a bankruptcy or insolvency proceeding, (i) the claims of the holders of New Second Lien Secured Notes and holders of any other second-priority lien indebtedness to the proceeds thereof will rank junior to any first-priority liens on such Collateral and (ii) the claims of the holders of New Third Lien Convertible Notes and holders of any other third-priority lien indebtedness to the proceeds thereof will rank junior to any first-priority liens and second-priority liens on such Collateral, including, in both cases, any first-priority liens securing the obligations under the Amended Credit Agreement. Enforcement of the security interests in the Collateral is subject to practical problems generally associated with the realization of security interests in collateral. For example, the consent of a third party, including landlords or other persons in possession of material Collateral where we have not contractually agreed to the provision of any necessary consents, may be necessary to obtain or enforce a security interest in a contract and such consent may not be provided. Also, the consents of any third parties may not necessarily be given when required to facilitate a foreclosure or realization on the Collateral or to make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid or underlying rights constituting Collateral may be subject to termination, and the holders of the New Secured Notes may not be entitled to such Collateral or any recovery with respect thereto. Also, certain items included in the Collateral securing the New Secured Notes, such as licenses and other permits, may not be transferable or assignable (by their terms or pursuant to applicable law) and therefore the applicable Collateral Agent may not be able to realize value from such items in the event of a foreclosure. Accordingly, the applicable Collateral Agent may not have the ability to foreclose or realize upon those assets and the value of the Collateral may significantly decrease.

The Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections that may exist in respect of the security interests required with respect to the Amended Credit Agreement.

The Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections that may exist in respect of the security interests. In addition, foreign security filings outside of the United States in respect of the security interests of the New Secured Notes will only be made in jurisdictions (and in the manner) where such security filings are required to be made under the Amended Credit Agreement (see “Description of New Second Lien Secured Notes—Security” and “Description of New Third Lien Secured Notes—Security”). The existence of any such exceptions, defects, encumbrances, liens and other imperfections or lack of filings could adversely affect the value of the Collateral as well as the ability of the applicable Collateral Agent to realize or foreclose on the Collateral for the benefit of the holders of the New Secured Notes, as applicable. The Dealer Manager has neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and imperfections, including the lack of any such filing in foreign jurisdictions outside of the United States, and the existence thereof could adversely affect the value of the Collateral as well as the ability of the New Notes Trustee, to realize or foreclose on the Collateral for the benefit of the holders of the New Secured Notes.

Your rights in the collateral may be adversely affected by the failure to maintain, record and/or perfect security interests in collateral.

Your rights in the collateral may be adversely affected by our failure to maintain the security interest in the collateral or to perfect security interests in certain collateral upon issuance or in the future. Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. We and the Subsidiary Guarantors will not be required to take certain steps to perfect liens on certain assets. The liens on the Collateral securing the New Secured Notes may not be perfected with respect to the claims of the New Secured Notes if the Collateral Agents or New Notes Trustees, as applicable, or their designees or predecessors are not able to take, or do not take, the actions necessary to perfect any of these liens and we can make no assurance that such actions shall be taken. We may fail to notify the Collateral Agents, and New Notes Trustees of changes in name or other events which may adversely affect the security interest in the collateral. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as equipment subject to a certificate and certain proceeds, can be perfected only at the time at which such property and rights are acquired and identified. None of the Collateral Agents or New Notes Trustees, as applicable will monitor, and we may not inform them of, the future acquisitions of property and rights that constitute Collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired Collateral. None of the Collateral Agents, any Second Lien Trustee or Third Lien Trustee, as applicable, or their designees or predecessors have any obligation to monitor the perfection of or take any steps to perfect or maintain the perfection of any security interest in favor of the New Secured Notes against third parties. As a result, the inability or failure of the Company or any Subsidiary Guarantor to promptly take all actions necessary to create properly perfected security interests in the Collateral may result in the loss of the priority, or a defect in the perfection, of the security interest for the benefit of the holders of the New Secured Notes to which they would have been otherwise entitled. In addition, even if the liens on Collateral acquired in the future are properly perfected, such liens may potentially be avoidable as a preference in any bankruptcy or insolvency proceeding if the Company or Subsidiary Guarantor, as applicable, was insolvent at the time of the pledge, such pledge was made within 90 days (or, in certain cases, a longer period) prior to a bankruptcy filing and such pledge would result in the holders receiving more than they would have received in a distribution under Chapter 7 of the Bankruptcy Code in a hypothetical Chapter 7 case.

The Collateral is subject to casualty risks.

Although we maintain insurance policies, in a manner appropriate and customary for our business, to insure against losses, there are certain losses that we may self insure for or that may be either uninsurable or not economically insurable, in whole or in part or where insurance may be subject to certain limits. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses in the event of a catastrophic or other loss. If there is a total or partial loss of any of the Collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the New Secured Notes.

We will, in most cases, have control over the Collateral, and the sale of particular assets by us could reduce the pool of assets securing the New Secured Notes and any future guarantees. In addition, certain assets, including Excluded Assets, will be excluded from the Collateral.

The terms of the Security Documents, the Amended Credit Agreement and the New Notes Indentures allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral. For example, in accordance with the Security Documents, the Amended Credit Agreement and the New Notes Indentures, we may, among other things, without approval or consent of the New Notes Trustee or the Senior Agent (as defined in “Description of New Second Lien Secured Notes—Certain Definitions” and “Description of New Third Lien Secured Notes—Certain Definitions”) conduct activities with respect to Collateral, such as selling, abandoning or otherwise disposing of Collateral and making cash payments (including repayments of indebtedness), which could decrease the value of the Collateral. The lien on any Collateral will be automatically released upon any permitted disposition thereof to a person that is not an issuer or a Subsidiary Guarantor and will no longer secure the obligations under the Amended Credit Agreement or the New Notes Indentures. See “Description of New Second Lien Secured Notes” and “Description of New Third Lien Secured Notes.”

In addition, certain assets will be excluded from the Collateral. See “Description of New Second Lien Secured Notes—Security” and “Description of New Third Lien Secured Notes—Security.”

Even though the holders of the New Secured Notes will benefit from, in the case of the New Second Lien Secured Notes, a second-priority lien on the Company’s and the Subsidiary Guarantors’ right, title and interest in the Collateral, and, in the case of the New Third Lien Convertible Notes, a third-priority lien on the Company’s and the Subsidiary Guarantors’ right, title and interest in the Collateral, the Senior Agent will control actions (including the exercise of remedies and distribution of proceeds) with respect to the Collateral subject to the ABL/Junior Intercreditor Agreement.

The rights of the holders of the New Secured Notes in the Collateral (including the right to exercise remedies) will be governed and materially limited by the ABL/Junior Intercreditor Agreement, the 2L/3L Intercreditor Agreement and the Second Lien Security Agreement or Third Lien Security Agreement, as applicable. Under the foregoing agreements, any actions that may be taken with respect to the Collateral, including the ability to cause the commencement of enforcement proceedings against the Collateral or to control such proceedings, will be taken first by the Senior Agent, and then the New Notes Trustees, subject to the terms of the ABL/Junior Intercreditor Agreement.

The Collateral Agents and the New Notes Trustees may be required to release or subordinate liens pursuant to the First Lien/Second Lien/Third Lien Intercreditor Agreements, applicable law, or a final and nonappealable order or judgment of a court of competent jurisdiction, without your consent or the consent of the New Notes Trustees.

The holders of the ABL/FILO Obligations may cause the collateral agent for the ABL/FILO Obligations to dispose of, release, or foreclose on, or take other actions with respect to, the Collateral with which holders of the New Secured Notes may disagree or that may be contrary to the interests of holders of the New Secured Notes. To the extent Collateral is released from securing ABL/FILO Obligations, the New Secured Notes Liens securing the New Secured Notes will also be released. If all of the ABL/FILO Liens are released (including upon the discharge or payment in full of all ABL/FILO Obligations), and no event of default under any of the New Notes Indentures exists, all of the New Secured Notes Liens will be released and the New Secured Notes will thereafter be unsecured.

Lien searches may not reveal all existing liens on the Collateral.

We cannot guarantee that any lien searches conducted on the Collateral will reveal any or all existing liens on the Collateral. Any existing undiscovered lien could be significant, could be prior in ranking to the liens securing the New Secured Notes or the guarantees and, subject to the First Lien/Second Lien/Third Lien Intercreditor Agreements, could have an adverse effect on the ability of the Collateral Agents or any New Notes Trustee to realize or foreclose upon the Collateral. In addition, certain statutory priority liens may also exist that are not, or that cannot be, discovered by lien searches.

Rights of the holders of the New Secured Notes in the Collateral may be adversely affected by bankruptcy and insolvency proceedings and the holders of the New Secured Notes may not be entitled to post-petition interest, fees or expenses in any bankruptcy or insolvency proceeding.

The right of the Senior Agent (as defined in the ABL/Junior Intercreditor Agreement) or, subject to the First Lien/Second Lien/Third Lien Intercreditor Agreements, the Collateral Agents, to repossess and dispose of the Collateral may be significantly impaired, and at a minimum delayed, if U.S. bankruptcy proceedings are commenced by or against the Company prior to or possibly even after the Senior Agent or, subject to the First Lien/Second Lien/Third Lien Intercreditor Agreements, the new Collateral Agents have repossessed and disposed of the Collateral. Pursuant to the automatic stay imposed upon a bankruptcy filing, secured creditors, such as the Senior Agent and the New Notes Trustees, are prohibited, as provided by the U.S. Bankruptcy Code, from, among other things, obtaining possession of property of the debtor’s estate or exercising control over such property, disposing of such property or creating, perfecting, or enforcing any lien on such property, without prior bankruptcy court approval (which may not be given under the circumstances). Moreover, U.S. bankruptcy law permits, subject to approval of the bankruptcy court, the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of such collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect against the diminution of the value of the secured creditor’s interest in its collateral following the commencement of the bankruptcy case and may include cash payments or the granting of additional or replacement security, if and at such time as the court determines in its discretion, for any diminution in the value of such collateral as a result of the imposition of the automatic stay or any use of such collateral by the debtor or disposition of collateral during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor is not entitled to compensation for diminution in the value of its collateral if the value of such collateral exceeds the debt it secures. In view of the lack of precise contours for “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, it is impossible to predict whether or when payments under the New Secured Notes could be made following the commencement of a bankruptcy case (or the length of the delay in making any such payments), whether or when the Senior Agent or, subject to the First Lien/Second Lien/Third Lien Intercreditor Agreements, the Collateral Agents could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition, or whether or to what extent the holders of the New Secured Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirements of “adequate protection.” With respect to the New Secured Notes, the ability of the Collateral Agents, any New Notes Trustee and the holders thereof to seek and obtain adequate protection is further limited by the terms of the First Lien/Second Lien/Third Lien Intercreditor Agreements. See “Description of New Second Lien Secured Notes—First Lien/Second Lien/Third Lien Intercreditor Agreements” and “Description of New Third Lien Secured Notes—First Lien/Second Lien/Third Lien Intercreditor Agreements.”

Any disposition of the Collateral during a bankruptcy case outside the ordinary course of our business would also require permission from the bankruptcy court. Furthermore, in the event a U.S. bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due with respect to the Amended Credit Agreement and any additional obligations of the Company or any Subsidiary Guarantor secured by the Collateral on a first-priority basis, second-priority basis or third-priority basis, as applicable, the holders of the New Secured Notes, as the case may be, would be considered to have “undersecured” claims as to the amount of the deficiency. Generally, U.S. bankruptcy law does not permit the payment or accrual of post-petition interest, costs, expenses and attorneys’ fees for “undersecured” claims in connection with the debtor’s bankruptcy case. Other consequences of a finding of under-collateralization could include, among other things, a lack of entitlement to receive “adequate protection” under the U.S. Bankruptcy Code with respect to any unsecured portion of the New Secured Notes. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could instead be recharacterized by a U.S. bankruptcy court as a reduction of the principal amount of the applicable New Secured Notes.

To the extent that the claims of the holders of the New Secured Notes and all other liabilities secured by the Collateral, including the Subsidiary Guarantees, exceed the value of the Collateral securing the New Secured Notes, the portion of such claims that remains unsatisfied after distribution of all of the Collateral or proceeds thereof will rank equally with the claims of the holders of our outstanding unsecured indebtedness (that is not subordinated in right of payment to the New Secured Notes). As a result, if the value of the Collateral pledged as security for the New Secured Notes and such other liabilities is less than the value of the claims of the holders of the New Secured Notes and all other liabilities, those claims may not be satisfied in full before the claims of unsecured creditors at the Company at the Company participate in distributions of unencumbered assets of the bankruptcy estate payments.

The rights of the Collateral Agents with respect to the Collateral could also be impaired, delayed or otherwise affected by the insolvency laws of any other jurisdictions in which we and the Subsidiary Guarantors are incorporated, resident or organized. See “Risks Related to the New Secured Notes—Federal and state law may render the New Secured Notes Guarantees and/or payments made under the New Secured Notes Guarantees avoidable in specific circumstances, potentially requiring the holders to return payments received.”

Holders of the New Secured Notes will not control decisions regarding the Collateral, even during the existence of an event of default.

Under the terms of the First Lien/Second Lien/Third Lien Intercreditor Agreements, at any time that any obligations under the Amended Credit Agreement are outstanding, almost any action that may be taken in respect of the Collateral (including the rights to exercise remedies with respect to, release liens on, challenge the liens on, the Collateral), will be at the direction of the Senior Agent. Pursuant to the ABL/Junior Intercreditor Agreement, the Senior Agent will generally be entitled to receive and apply all proceeds of any Collateral to the repayment in full of the obligations under the Amended Credit Agreement and any other first-priority lien debt, before any such proceeds will be available to repay obligations under the New Secured Notes. In addition, the Senior Agent will generally have the exclusive right to exercise rights and remedies with respect to Collateral, even if an event of default under the New Secured Notes has occurred and is continuing, and none of the holders of New Secured Notes, Collateral Agents or any New Notes Trustee will be entitled to independently exercise remedies with respect to the Collateral until specified time periods have elapsed.

Furthermore, because the Senior Agent (on behalf of the first lien secured parties) will control the disposition of the Collateral, if there were an event of default under the New Secured Notes, the Senior Agent could decide, for a specified time period, not to proceed against the Collateral, regardless of whether there is a default under the first lien secured debt documents. During such time period, unless and until discharge of all first-priority lien obligations, including the Amended Credit Agreement and any other first-lien indebtedness has occurred, the sole right of Collateral Agents (for the benefit of the holders of the New Secured Notes) will be to hold a lien on the Collateral.

At any time that obligations that have the benefit of the first-priority liens on the Collateral are outstanding, if the holders of such indebtedness release the Collateral in connection with an enforcement action or insolvency proceeding or otherwise in connection with a release that is not prohibited by the agreements governing the first-priority lien obligations and the New Notes Indentures, including, without limitation, in connection with any sale of assets, the junior lien on such Collateral securing the New Secured Notes will be automatically and simultaneously released without any consent or action by the holders of the New Secured Notes, subject to certain exceptions. The Collateral so released will no longer secure the Company’s and the Subsidiary Guarantors’ obligations under the New Secured Notes. See “Description of New Second Lien Secured Notes—First Lien/Second Lien/Third Lien Intercreditor Agreements” and “Description of New Third Lien Secured Notes—First Lien/Second Lien/Third Lien Intercreditor Agreements.”

Additionally, the ABL/Junior Intercreditor Agreement will contain certain provisions benefiting holders of indebtedness under the Amended Credit Agreement that prevent the Collateral Agents from objecting to a number of important matters regarding the Collateral in which and at such times the holders of the New Secured Notes have a junior-priority lien following the filing of a bankruptcy, such as debtor-in-possession financing or the use of any cash collateral to secure that financing. The ABL/Junior Intercreditor Agreement will also limit the ability of the Second Lien Trustee, Third Lien Trustee or a holder of the New Secured Notes from seeking certain other relief with respect to the Collateral in which and at such times the holders of the New Secured Notes have a junior-priority lien following a bankruptcy filing. After such filing, the value of the Collateral could materially deteriorate and holders of the New Secured Notes may be unable to raise an objection.

Risks Related to the New Convertible Notes

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the New Convertible Notes.

We expect that the trading price of the New Convertible Secured Notes will be significantly affected by the market price of our common stock. The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this Prospectus or the documents incorporated by reference in this Prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. See “—Risks Related to Our Common Stock—The market prices and trading volume of our shares of common stock have recently experienced, and may continue to experience, extreme volatility, which could affect the price at which you could sell common stock you receive upon conversion of your New Convertible Secured Notes.” A decrease in the market price of our common stock would likely adversely impact the trading price of the New Convertible Secured Notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the New Convertible Secured Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the New Convertible Secured Notes. Holders who receive common stock upon conversion of the New Convertible Secured Notes will also be subject to the risk of volatility and depressed prices of our common stock.

There will not be any increase in the conversion rate for New Convertible Secured Notes converted in connection with a fundamental change or a notice of redemption.

The New Notes Indentures for the New Convertible Secured Notes will not provide for any “make-whole” payment in connection with a fundamental change or notice of redemption. If a fundamental change occurs prior to the maturity date of the New Convertible Secured Notes or if we deliver a notice of redemption, we will not increase the conversion rate by a number of additional shares of our common stock for the New Convertible Secured Notes converted in connection with such fundamental change or notice of redemption. You will not receive compensation for any lost value of your New Convertible Secured Notes as a result of such transaction or redemption.

Regulatory actions may adversely affect the trading price and liquidity of the New Convertible Secured Notes.

We expect that many investors in, and potential purchasers of, the New Convertible Secured Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the New Convertible Secured Notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments would typically implement such a strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while continuing to hold the convertible notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the New Convertible Secured Notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the New Convertible Secured Notes. This could, in turn, adversely affect the trading price and liquidity of the New Convertible Secured Notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, which generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” mechanism, which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the New Convertible Secured Notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the New Convertible Secured Notes.

The conditional conversion feature of the New Convertible Secured Notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the New Convertible Secured Notes is triggered, holders of New Convertible Secured Notes will be entitled to convert the New Convertible Secured Notes at any time during specified periods at their option. See “Description of New Second Lien Secured Notes—Conversion Rights of New Second Lien Convertible Notes” and “Description of New Third Lien Secured Notes—Conversion Rights of New Third Lien Convertible Notes.” If we elect to settle any conversions of New Convertible Secured Notes fully or partially in cash, the related payment could adversely affect our liquidity.

In addition, even if holders do not elect to convert their New Convertible Secured Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the New Convertible Secured Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

If we elect to settle any future conversions of the New Convertible Secured Notes fully or partially in cash, we will be unable to do so if we do not have enough available cash.

We will be permitted to elect to settle any future conversions of the New Secured Notes in cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to settle any given future conversion of the New Convertible Secured Notes fully or partially in cash, we will be unable to settle such conversion if we do not have enough available cash and are unable to obtain financing at the time we are required to settle such conversion. In addition, our ability to pay cash upon conversions of the New Convertible Secured Notes may be limited by law, by regulatory authority or by agreements governing our indebtedness. If we elect to settle any future conversion of the New Convertible Secured Notes fully or partially in cash but then fail to do so, and that failure continues for three business days, it would constitute an event of default under the New Secured Notes Indentures. An event of default under the New Secured Notes Indentures could also lead to an event of default under agreements governing our other indebtedness.

Holders of New Convertible Secured Notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

Holders of New Convertible Secured Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such New Convertible Secured Notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of New Convertible Secured Notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its New Convertible Secured Notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the New Convertible Secured Notes could result in your receiving less than the value of our common stock into which the New Convertible Secured Notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding May 30, 2027 in the case of the New Second Lien Convertible Notes or November 30, 2029 in the case of the New Third Lien Convertible Notes, you may convert your New Convertible Secured Notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your New Convertible Secured Notes, and you may not be able to receive the value of the cash, common stock or combination of cash and common stock into which your New Convertible Secured Notes would otherwise be convertible.

Upon conversion of the New Convertible Secured Notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the New Convertible Secured Notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders New Convertible Secured Notes for conversion until the date we settle our conversion obligation.

Upon conversion of the New Convertible Secured Notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your New Convertible Secured Notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in a 40 trading day observation period. As described under “Description of New Second Lien Secured Notes—Conversion Rights of New Second Lien Convertible Notes —Settlement upon Conversion” and “Description of New Third Lien Secured Notes—Conversion Rights of New Third Lien Convertible Notes —Settlement upon Conversion,” this period would be: (i) subject to clause (ii), if the relevant conversion date occurs prior May 30,

2027 in the case of the New Second Lien Convertible Notes or November 30, 2029 in the case of the New Third Lien Convertible Notes, the 40 consecutive trading days beginning on, and including, the second trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the New Convertible Secured Notes and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and (iii) subject to clause (ii), if the relevant conversion date occurs during the period from, and including, May 30, 2027 in the case of the New Second Lien Convertible Notes or November 30, 2029 in the case of the New Third Lien Convertible Notes, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the New Convertible Secured Notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the second business day following the relevant conversion date (provided that, with respect to any conversion date following the regular record date immediately preceding the maturity date where physical settlement applies to the related conversion, we will settle any such conversion on the maturity date). Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the New Convertible Secured Notes on the conversion date.

The conversion rate of the New Convertible Secured Notes may not be adjusted for all dilutive events.

The conversion rate of the New Convertible Secured Notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, splits, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of New Second Lien Secured Notes —Conversion Rights of New Second Lien Convertible Notes—Conversion Rate Adjustments” and “Description of New Third Lien Secured Notes—Conversion Rights of New Third Lien Convertible Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the New Convertible Secured Notes or our common stock. An event that adversely affects the value of the New Convertible Secured Notes may occur, and that event may not result in an adjustment to the conversion rate.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the series of New Convertible Secured Notes that you hold even though you do not receive a corresponding cash distribution.

The conversion rate of each series of the New Convertible Secured Notes is subject to adjustment in certain circumstances, including if we pay any cash dividend or distribution on our common stock. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash.

In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. See “United States Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined under “United States Federal Income Tax Considerations”), any deemed dividend generally would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Withholding tax on deemed dividends may be set off against subsequent payments on the New Convertible Secured Notes, shares of common stock or cash payable upon conversion, proceeds from a sale of securities subsequently paid or credited to you, or other assets that you hold with a withholding agent. See “United States Federal Income Tax Considerations.”

Risks Related to Our Common Stock

The market prices and trading volume of our shares of common stock have recently experienced, and may continue to experience, extreme volatility, which could affect the price at which you could sell common stock you receive upon conversion of your New Convertible Secured Notes.

The market prices and trading volume of our shares of common stock have recently experienced, and may continue to experience, extreme volatility. For example, from January 3, 2022 to October 17, 2022, the market price of our common stock has had extreme fluctuations, ranging from an intra-day low of $4.38 per share on July 1, 2022 to an intra-day high of $30.06 on March 7, 2022, and the last reported sale price of our common stock on Nasdaq on October 17, 2022, was $5.17 per share. From January 3 to October 17, 2022, according to Nasdaq, daily trading volume of our common stock ranged from as low as approximately 2,121,100 to as high as approximately 395,319,900 shares. This volatility may affect the price at which you could sell the common stock, if any, you receive upon conversion of your New Convertible Secured Notes.

We believe that the recent volatility and our current market prices reflect market and trading dynamics unrelated to our underlying business, or macro or industry fundamentals, and we do not know how long these dynamics will last. Under the circumstances, we caution you against investing in our common stock through the conversion feature of the New Convertible Secured Notes, unless you are prepared to incur the risk of incurring substantial losses.

Extreme fluctuations in the market price of our common stock have been accompanied by reports of strong and atypical retail investor interest, including on social media and online forums. The market volatility and trading patterns we have experienced create several risks for investors, including the following:

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the market price of our common stock has experienced and may continue to experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals, and substantial increases may be significantly inconsistent with the risks and uncertainties that we continue to face;

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factors in the public trading market for our common stock include the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging and other trading factors;

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our market capitalization, as implied by recent trading prices, reflects significantly higher valuations of the company than those seen prior to recent volatility and that are significantly higher than our market capitalization prior to such periods of volatility, and to the extent these valuations reflect trading dynamics unrelated to our financial performance or prospects, purchasers of our common stock could incur substantial losses if there are declines in the market prices of our common stock driven by a return to earlier valuations;

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to the extent volatility in our common stock is caused, as has widely been reported, by a “short squeeze” in which coordinated trading activity causes a spike in the market price of our common stock as traders with a short position make market purchases to avoid or to mitigate potential losses, investors purchase at inflated prices unrelated to our financial performance or prospects, and may thereafter suffer substantial losses as prices decline once the level of short-covering purchases has abated; and

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if the market price of our common stock declines, you may be unable to resell your shares at or above the price at which you acquired them. We cannot assure you that the value of newly issued shares of our common stock will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

We may continue to incur rapid and substantial increases or decreases in our stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our shares of common stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock, including:

•	actual or anticipated quarterly variations in operational results and reactions to earning releases or other presentations by company executives;

•	failure to meet the expectations of securities analysts and investors;

•	rating agency credit rating actions;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock;

•	any increased indebtedness we may incur in the future;

•	actions by institutional stockholders;

•	speculation or reports by the press or the investment community with respect to us or our industry in general;

•	short interest in our common stock and the market response to such short interest;

•	the dramatic increase in the number of individual holders of our common stock and their participation in social media platforms targeted at speculative investing;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in our capital structure;

•	announcements of dividends;

•	future sales of our common stock by us, members of our management or any significant stockholders;

•	announcements by us, our competitors or vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	third-party claims or proceedings against us or adverse developments in pending proceedings;

•	additions or departures of key personnel;

•	changes in applicable laws and regulations;

•	negative publicity for us, our business or our industry;

•	changes in expectations or estimates as to our future financial performance or market valuations of competitors, customers or travel suppliers;

•	results of operations of our competitors;

•	our ability to manage supply chain-related expenses and disruptions in our supply chain;

•	the ongoing impacts and developments relating to the COVID-19 pandemic; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which our customers are located.

In addition, in the past, stockholders have instituted securities class action litigation following periods of market volatility, and in August 2022 we were named as a defendant in a purported securities class action lawsuit. This and any additional securities litigation, could result in substantial costs and our resources and the attention of management could be diverted from our business.

Future issuances of equity or debt securities by us may adversely affect the market price of our common stock and the value of the New Convertible Secured Notes.

As of the end of fiscal September 2022, we have an aggregate of 348.4 million shares of common stock authorized but unissued, as well as 264.8 million treasury shares. We may issue, or move out of treasury, as applicable, all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions.

In the future, we may attempt to obtain financing or to increase further our capital resources, or refinance existing obligations, by issuing additional shares of our common stock or offering debt or other equity securities, such as the New Secured Notes, and including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. We may also issue shares of our common stock or other securities from time to time upon conversion of New Convertible Secured Notes or as consideration for, or to finance, future acquisitions, investments, debt-for-equity exchanges or for other capital needs. Future acquisitions could also require substantial additional capital in excess of cash from operations. In addition, we also expect to issue additional shares in connection with exercise of our stock options under our incentive plans. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common stock. If any such acquisition or investment is significant, the number of shares of common stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our stockholders. We may also grant registration rights covering shares of our common stock or other securities that we may issue in connection with any such acquisitions and investments.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock and/or cause the value of the New Convertible Secured Notes to decline. Upon liquidation, holders of our debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be, and the New Convertible Secured Notes will be, subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock and holders of our New Convertible Secured Notes bear the risk that our future offerings may, as applicable, reduce the market price of our common stock and the value of the New Convertible Secured Notes and dilute their current or potential future stockholdings in us.

A “short squeeze” due to a sudden increase in demand for shares of our common stock that largely exceeds supply and/or focused investor trading in anticipation of a potential short squeeze have led to, may be currently leading to, and could again lead to, extreme price volatility in shares of our common stock.

Investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our common stock for delivery to lenders of our common stock. Those repurchases may, in turn, dramatically increase the price of shares of our common stock until additional shares of our common stock are available for trading or borrowing. This is often referred to as a “short squeeze.” A large proportion of our common stock has been in the past and may be traded in the future by short sellers, which may increase the likelihood that our common stock will be the target of a short squeeze, and there is wide spread speculation that our current trading price is the result of a short squeeze. A short squeeze and/or focused investor trading in anticipation of a short squeeze have led to, may be currently leading to, and could again lead to volatile price movements in shares of our common stock that may be unrelated or disproportionate to our operating performance or prospects and, once investors purchase the shares of our common stock necessary to cover their short positions, or if investors no longer believe a short squeeze is viable, the price of our common stock may rapidly decline. Investors that purchase shares of our common stock during a short squeeze may lose a significant portion of their investment. Under the circumstances, we caution you against investing in our common stock, unless you are prepared to incur the risk of losing all or a substantial portion of your investment.

Information available in public media that is published by third parties, including blogs, articles, online forums, message boards and social and other media may include statements not attributable to the Company and may not be reliable or accurate.

We have received, and may continue to receive, a high degree of media coverage that is published or otherwise disseminated by third parties, including blogs, articles, online forums, message boards and social and other media. This includes coverage that is not attributable to statements made by our directors, officers or employees. You should read carefully, evaluate and rely only on the information contained in this Prospectus, and the incorporated documents filed with the SEC, in determining whether to purchase our shares of common stock. Information provided by third parties may not be reliable or accurate and could materially impact the trading price of our common stock which could cause losses to your investments.

The market price of our common stock could decline due to the large number of outstanding shares of our common stock available for future sale.

Sales of substantial amounts of our common stock in the public market in future offerings, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the additional sale of our common stock by our officers or directors in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.

We may issue shares of our common stock from time to time under our existing at-the-market offering program (the “ATM Program”). As of October 14, 2022, we have issued 5,795,534 of the 12,000,000 shares of our common stock authorized for issuance under our current ATM Program. After the remaining authorized shares under the current ATM Program have been issued, we may implement additional ATM Programs in the future.

Certain provisions of our certificate of incorporation, our by-laws and New York law could hinder, delay or prevent a change in control of us that you might consider favorable, which could also adversely affect the price of our common stock and the value of the New Convertible Secured Notes.

Certain provisions under our certificate of incorporation, our by-laws and New York law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions include:

•	the sole ability of the then-current members of the board of directors to fill a vacancy created by the expansion of the board of directors;

•	advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at our stockholder meetings;

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the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors;

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our opting to be governed by the provisions of Section 912 of the New York Business Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held New York corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner; and

•	provisions prohibiting cumulative voting.

Anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change of our management and board of directors and, as a result, may adversely affect the market price of our common stock, the value of the New Convertible Secured Notes and the ability of existing stockholders to realize any potential change of control premium. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. As a result, efforts by stockholders to change the direction or management of the company may be unsuccessful.